EXHIBIT 3.52

Al Ater Secretary of State	ARTICLES OF ORGANIZATION (R.S. 12:1301)
Domestic Limited Liability Company Enclose $75.00 filing fee Make remittance payable to Secretary of State Do not send cash	Return to:	Commercial Division P.O. Box 94125 Baton Rouge, LA 70804-9125 Phone (225) 925-4704 Web Site: www.sos.louisiana.gov

STATE OF Ohio	Check one:	☒ Business ☐ Nonprofit

PARISH/COUNTY OF Cuyahoga

1. The name of this limited liability company is: Jalou of Vinton-Bingo, LLC

2. This company is formed for the purpose of: (check one)

☒	Engaging in any lawful activity for which limited liability companies may be formed.

☐
(use for limiting activity)

3. The duration of this limited liability company is: (may be perpetual) perpetual

4. Other provisions:

AL ATER	Signatures:
SECRETARY OF STATE
RECEIVED & FILED	/s/ Christopher S.W. Blake
DATE MAR 07 2006	Christopher S. W. Blake, Esq., authorized representative

On this 6th day of March, 2006, before me, personally appeared Christopher S. W. Blake, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he/she executed it as his/her free act and deed.

NOTARY NAME MUST BE TYPED OR PRINTED WITH NOTARY#

AMY CAHILL	/s/ AMY CAHILL
[SEAL]	Notary Public, State of Ohio Notary Signature
My Commission Expires Oct. 21, 2006
Recorded in Lake County

[ILLEGIBLE]	(See instructions on back)